                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-33663

                    PROSPECTUS SUPPLEMENT DATED JUNE 9, 1998
                                       to
                        Prospectus Dated August 14, 1997

                                 209,396 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK
                          ($0.001 PAR VALUE PER SHARE)

        This Prospectus Supplement supplements the Prospectus dated August 14, 1997 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 209,396 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of Ardent Communications Corporation ("Ardent"), by and through a merger of Ardent with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

        The following table sets forth the number of shares of Common Stock owned by a shareholder of the Company who was not specifically identified in the Prospectus as a Selling Shareholder. The table of Selling Shareholders in the Prospectus is hereby amended to include the following shareholder as a Selling
Shareholder:


                                                                                 Number of
                                                                                  Shares
                                             Number of                          Registered
                                              Shares        Percent of              for
                                           Beneficially     Outstanding            Sale
Name of Selling Shareholder                    Owned          Shares              Hereby(1)
---------------------------                    -----         ---------          ------------
Jaw-Fen Chen                                 209,396             *                209,396

------------
* less than one percent

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.